Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Liquidmetal Technologies, Inc.

We consent to the incorporation by reference of our Report of Independent Registered Public Accounting Firm dated March 10, 2011 on the consolidated balance sheets as of December 31, 2010 and 2009, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity (deficiency), and cash flows for the two year period ended December 31, 2010 and 2009 included in this Form 10-K, into the Company’s previously filed S-8 Registration Statement (File No. 333-101447).

/s/ Choi, Kim, Park, LLP
Los Angeles, California
March 15, 2011